Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2023 relating to the financial statements of American Healthcare REIT, Inc., appearing in the Annual Report on Form 10-K of American Healthcare REIT, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Costa Mesa, California
February 7, 2024